Exhibit 99.1(b)5

CONSOLIDATED BALANCE SHEETS
NDCHealth Corporation and Subsidiaries

(In thousands, except share data)

	May 31, 2002	May 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$13,447	$12,420
Accounts receivable	76,161	70,648
Allowance for doubtful accounts	(5,710)	(6,628)

Accounts receivable, net	70,451	64,020

Income tax receivable	2,229	2,265
Deferred income taxes	19,987	29,539
Prepaid expenses and other current assets	23,258	18,788

Total current assets	129,372	127,032

Property and equipment, net	101,566	82,956
Intangible assets, net	377,322	221,757
Deferred income taxes	8,703	11,828
Investments	54,497	29,798
Other	15,024	10,990

Total Assets	$686,484	$484,361

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$91,000	$—
Short-term borrowings	11,906	—
Current portion of long-term debt	593	170
Obligations under capital leases	1,666	2,586
Accounts payable and accrued liabilities	76,047	53,228
Deferred income	21,089	13,624

Total current liabilities	202,301	69,608

Long-term debt	151,910	151,567
Obligations under capital leases	1,779	1,108
Other long-term liabilities	22,592	23,044

Total liabilities	378,582	245,327

Commitments and contingencies

Minority interest in equity of subsidiaries	21,856	12,418

Shareholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.125 per share; 200,000,000 shares authorized; 34,643,922 and 33,875,235 shares issued, respectively.	4,330	4,234
Capital in excess of par value	212,026	188,636
Retained earnings	82,494	44,541
Deferred compensation and other	(6,743)	(7,101)
Other comprehensive income	(6,061)	(3,694)

Total shareholders' equity	286,046	226,616

Total Liabilities and Shareholders' Equity	$686,484	$484,361